CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the use in the Statement of Additional Information constituting part of this registration statement on Form N-1A (the "Registration Statement") of our report dated November 21, 1995, relating to the financial statement of New England Funds Trust III, consisting of a single series of shares, New England Equity Income Fund, which appears in such Statement of Additional Information. We also consent to the reference to us under the heading "Independent Accountants" in such Statement of Additional Information.


/s/PRICE WATERHOUSE LLP
Price Waterhouse LLP
Boston, Massachusetts
November 21, 1995